Filed Pursuant to Rule 433
Registration No. 333-133007
August 7, 2007
FREE WRITING PROSPECTUS
(To Prospectus Dated April 5, 2006 and
Prospectus Supplement Dated July 3, 2006)
HSBC USA Inc.
$[●]
100% Principal Protected Absolute Return Barrier Notes
Linked to the Nasdaq 100® Index

Terms used in this free writing prospectus are described or defined in the prospectus supplement and the prospectus. The notes are 100% principal protected, and you will receive, at maturity, at least 100% of your initial investment.

•	Reference Asset:	The Nasdaq 100® Index (ticker: NDX) (the “NDX” ).
•	Principal Amount:	$1,000 per note, subject to a minimum purchase of 1 note ($1,000).
•	Trade Date:	August 28, 2007.
•	Pricing Date:	August 28, 2007.
•	Original Issue Date:	August 31, 2007.
•	Maturity Date:	3 business days after the final valuation date, which is expected to be August 26, 2008. The maturity date is subject to further adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	100% of the principal amount plus the variable return
•	Variable Return:	An amount payable on the maturity date calculated in the following manner:

-     If, on each scheduled trading day from the pricing date to and including the final valuation date (the “Observation Period”), the official closing level of the reference asset is greater than or equal to the lower barrier and less than or equal to the upper barrier, then the variable return will equal the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate; or

-     if, on any scheduled trading day during the observation period, the official closing level of the reference asset is below the lower barrier or above the upper barrier, then the variable return will equal zero (0.00%).

•	Participation Rate:	100%.
•	Upper Barrier:	[●], representing 120% of the index starting level (to be determined on the pricing date).
•	Lower Barrier:	[●], representing 80% of the index starting level (to be determined on the pricing date).
•	Absolute Index Return:	The absolute value of the quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level, expressed as a formula:

For the avoidance of doubt, if the return of the reference asset is - 10.00%, then the absolute index return would be +10.00%.
•	Index Starting Level:	[●], representing the official closing level of the reference asset as calculated and published by the reference sponsor on the pricing date.
•	Index Ending Level:	The official closing level of the reference asset as calculated and published by the reference sponsor on the final valuation date.
•	Final Valuation Date:	August 21, 2008 or if that date is not a scheduled trading day (as defined below) with respect to the reference asset, the following scheduled trading day for the reference asset. The final valuation date is subject to adjustment as described herein.
•	Form of notes:	Book-Entry.
•	CUSIP and ISIN:	4042K0AT2 and US4042K0AT26
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount:	TBD

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document and page S-3 of the product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.
August 7, 2007

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

• the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

• the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.
Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is 100% of the principal amount plus the variable return. The variable return is an amount payable on the maturity date calculated in the following manner:

•
If, on each scheduled trading day during the observation period, the official closing level of the reference asset is greater than or equal to the lower barrier and less than or equal to the upper barrier, then the variable return will equal the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate; or

•
if, on any scheduled trading day during the observation period, the official closing level of the reference asset is below the lower barrier or above the upper barrier, then the variable return will equal zero (0.00%).

For the avoidance of doubt, if the return of the reference asset is - 10.00%, then the absolute index return would be +10.00%.

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Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $5,000 for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If on any scheduled trading day during the observation period (except for the final valuation date) there is a market disruption event, the official closing level of the reference asset in respect of such day will be the official closing level of the reference asset as of the immediate prior scheduled trading day for which a market disruption event did not exist.

If the final valuation date is not a scheduled trading day with respect to the reference asset, then the final valuation date for the reference asset will be the next scheduled trading day. If a market disruption event (as defined below) exists with respect to the reference asset on the final valuation date, then the final valuation date for the reference asset will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the reference asset on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for the reference asset, and the calculation agent will determine the index ending level of the reference asset on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for the reference asset.

“Market disruption event” for the reference asset means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) The occurrence or existence of a condition specified below at any time:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

(b) The closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of the reference asset or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for the reference asset means each exchange or quotation system on which futures or options contracts relating to the reference asset are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” for the reference asset means any exchange on which securities then included in the reference asset trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

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“Scheduled trading day” for the reference asset means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the reference asset.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The notes are principal protected only if you hold the notes until maturity.

If you sell your notes prior to maturity, you may receive less than your initial investment in the notes.

The notes will not be listed on any securities exchange or quotation system.

We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive periodic interest payments. The overall return you earn on your notes, if any, may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the notes.

The amount you receive at maturity may not be greater than your initial investment in the notes.

If on any scheduled trading day, during the observation period, the official closing level of the reference asset is greater than the upper barrier or less than the lower barrier, the variable return on the notes will be equal to zero (0.00%). Accordingly in such a circumstance, at maturity, you would receive only the principal amount of your notes.

Your ability to participate in the performance of the reference asset is limited.

Your ability to participate in the performance of the reference asset over the term of the notes is limited to the range between, and including, the upper barrier and the lower barrier. The variable return is capped at the product of (1) the greater of the excess of the upper barrier over the index starting level or the absolute value of the excess of the lower barrier over the index starting level, as the case may be, multiplied by (2) the participation rate.

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If the official closing level of the reference asset on any scheduled trading day during the observation period is greater than the upper barrier or less than the lower barrier, the market value of the notes will decrease.

If the official closing level of the reference asset on any scheduled trading day during the observation period is greater than the upper barrier or less than the lower barrier, your cash settlement value will be equal to the principal amount at maturity. As such, the market value of the notes may decline below the principal amount of the notes. If you try to sell your notes on the secondary market prior to maturity in these circumstances, you may receive less than your initial investment in the notes.
Tax Treatment.

See the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to the index starting level during the observation period. We cannot predict the official closing level of the reference asset on any scheduled trading day during the observation period and the index ending level of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below is not the actual index starting level of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the notes are held to maturity, that the lower barrier is 80% of the index starting level, that the upper barrier is 120% of the index starting level, and that the participation rate is equal to 100%.

Example 1: The level of the reference asset increases over the term of the notes, and the official closing level of the reference asset is never above the upper barrier nor below the lower barrier.

Reference Asset	NDX
Index Starting Level	1,918.56
Index Ending Level	2,118.56
Absolute Index Return	10.42%
Upper or Lower Barrier Breached?	No
Variable Return:	10.42%
Cash Settlement Value:	$1,104.24

Here, the return on the reference asset is +10.42%. Therefore, the absolute index return is +10.42%.

The cash settlement value equals the principal amount of the note plus the variable return, if any, which is the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,104.24. Expressed as a formula, the cash settlement value and variable return are:

cash settlement value = $1000 + variable return = $1,104.24

variable return = $1000 x absolute value of [(2,118.56 - 1,918.56) / 1,918.56] x 100% = $104.24

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Example 2: The level of the reference asset decreases over the term of the notes, and the official closing level of the reference asset is never above the upper barrier nor below the lower barrier.

Reference Asset	NDX
Index Starting Level	1,918.56
Index Ending Level	1,718.56
Absolute Index Return	10.42%
Upper or Lower Barrier Breached?	No
Variable Return:	10.42%
Cash Settlement Value	$1,104.24

Here, the return on the reference asset is -10.42%. Therefore, the absolute index return is +10.42%.

The cash settlement value equals the principal amount of the note plus the variable return, if any, which is the product of (a) the principal amount multiplied by (b) the absolute index return multiplied by (c) the participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,104.24. Expressed as a formula, the cash settlement value and variable return are:

cash settlement value = $1000 + variable return = $1,104.24

variable return = $1000 x absolute value of [(1,718.56 - 1,918.56) / 1,918.56] x 100% = $104.24

Example 3: The level of the reference asset significantly increases over the term of the notes, and the index ending level is greater than the upper barrier on the final valuation date.

Reference Asset	NDX
Index Starting Level	1,918.56
Index Ending Level	2,368.56
Absolute Index Return	23.46%
Upper or Lower Barrier Breached?	Yes
Variable Return:	0.00%
Cash Settlement Value	$1,000.00

Here, the return on the reference asset is +23.46%. Therefore, the absolute index return is +23.46%. However, since the official closing level of the reference asset has been greater than the upper barrier during the observation period, the variable return is zero.

Example 4: The level of the reference asset increases over the term of the notes, and the index ending level is greater than the index starting level, but less than the upper barrier on the final valuation date. However, the official closing level of the reference asset has been higher than the upper barrier or less than the lower barrier on one or more scheduled trading days during the observation period.

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Reference Asset	NDX
Index Starting Level	1,918.56
Index Ending Level	2,118.56
Absolute Index Return	10.42%
Upper or Lower Barrier Breached?	Yes
Variable Return:	0.00%
Cash Settlement Value	$1,000.00

Here, the return on the reference asset is +10.42%. Therefore, the absolute index return is +10.42%. However, the official closing level of the reference asset has been greater than the upper barrier or less than the lower barrier, as the case may be, on one or more scheduled trading days during the observation period. Therefore, the variable return is zero.

Since, during the observation period, the official closing level of the reference asset has been greater than the upper barrier, the variable return is zero.

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Sensitivity Analysis - Hypothetical payment at maturity for each $1,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment of a variable return) on a $1,000 note for a hypothetical range of performance for the reference asset from -100% to +100%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Assumptions:

•	Principal Amount:$1,000

•	Participation Rate:100%

•	Upper Barrier:120% of the Index Starting Level

•	Lower Barrier:80% of the Index Starting Level

•	The official closing level of the reference asset is never above the upper barrier nor below the lower barrier during the observation period.

Percent change of Reference Asset	Participation Rate	Variable Return (%)	Payment at Maturity
100.00%	100%	0.00%	$1,000
90.00%	100%	0.00%	$1,000
80.00%	100%	0.00%	$1,000
70.00%	100%	0.00%	$1,000
60.00%	100%	0.00%	$1,000
50.00%	100%	0.00%	$1,000
40.00%	100%	0.00%	$1,000
30.00%	100%	0.00%	$1,000
20.00%	100%	20.00%	$1,200
10.00%	100%	10.00%	$1,100
0.00%	100%	0.00%	$1,000
-10.00%	100%	10.00%	$1,100
-20.00%	100%	20.00%	$1,200
-30.00%	100%	0.00%	$1,000
-40.00%	100%	0.00%	$1,000
-50.00%	100%	0.00%	$1,000
-60.00%	100%	0.00%	$1,000
-70.00%	100%	0.00%	$1,000
-80.00%	100%	0.00%	$1,000
-90.00%	100%	0.00%	$1,000
-100.00%	100%	0.00%	$1,000

The notes are intended to be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

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DESCRIPTION OF THE REFERENCE ASSET
General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, or any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

Each component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. In addition, information regarding a reference sponsor may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

The NASDAQ-100 Index® (“NDX”)

We have derived all information relating to the NDX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by, the Nasdaq Stock Market, Inc. (including its affiliates, “Nasdaq”). Nasdaq is under no obligation to continue to publish, and may discontinue or suspend the publication of the NDX at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the NDX.

The NDX was developed by Nasdaq. The NDX is determined and calculated by Nasdaq and was first published in January 1985. The NDX is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The NDX constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the NDX equals the aggregate value of the then-current NDX share weights of each of the NDX component securities, which are based on the total shares outstanding of each such NDX component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NDX value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NDX reporting purposes.

To be eligible for inclusion in the NDX, a security must be traded on the NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Stock Market LLC or another recognized market (generally a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NDX by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Stock Market LLC within the next six months.

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In addition, to be eligible for continued inclusion in the NDX, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month.

The securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the NDX on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index® share weights for such NDX component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such NDX component securities.

Additionally, Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the NDX due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NDX.

The NDX share weights are also subject, in certain cases, to a rebalancing. Ordinarily, whenever there is a change in the NDX share weights or a change in a component security included in the NDX, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the NDX which might otherwise be caused by such change.

Annual Ranking Review

The NDX component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review”. Securities listed on The NASDAQ Stock Market LLC which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. NDX-eligible securities which are already in the NDX and which are in the top 150 eligible securities (based on market value) are retained in the NDX provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization NDX-eligible securities not currently in the NDX. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NDX component security is no longer traded on Nasdaq, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security not currently in the NDX and meeting the NDX eligibility criteria listed above.

Rebalancing of the NDX for Modified Capitalization-weighted Methodology

Effective after the close of trading on December 18, 1998, the NDX has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NDX by a few large stocks); (3) reduce NDX performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NDX component securities from necessary weight re-balancings.

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Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures described above, the NDX component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1.0%).

Such quarterly examination will result in a NDX rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NDX component security must be less than or equal to 24.0% and (2) the “collective weight” of those NDX component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NDX component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NDX component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those NDX component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above re-scalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NDX component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each NDX component security are set, the NDX share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the NDX share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NDX divisor will be made to ensure continuity of the NDX. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NDX share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

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License Agreement with Nasdaq

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by Nasdaq in connection with some securities, including the notes.

The notes (the “Products”) are not sponsored, endorsed, sold or promoted by the Nasdaq Stock Market, Inc.(including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Products. The Corporations make no representation or warranty, express or implied to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations' only relationship to HSBC (the “Licensee”) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, Nasdaq-100 TrustSM, Nasdaq-100 SharesSM, Nasdaq-100 Index Tracking StockSM, QQQSM and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Products. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Products into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Products to be issued or in the determination or calculation of the equation by which the Products are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Products.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Historical Performance of NDX

The following table sets forth the quarterly high and low closing levels, as well as end-of-quarter closing levels, of NDX for each quarter in the period from January 1, 2003 through June 29, 2007 and for the period from July 2, 2007 through August 3, 2007. The final value of NDX on August 3, 2007 was 1,918.56. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical prices of NDX should not be taken as an indication of future performance, and no assurance can be given that the price of NDX will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	1,094.87	951.90	1,018.66
June 30, 2003	1,247.90	1,022.63	1,201.69
September 30, 2003	1,400.13	1,207.28	1,303.70
December 31, 2003	1,470.37	1,303.70	1,467.92
March 31, 2004	1,553.66	1,370.04	1,438.41
June 30, 2004	1,516.64	1,379.90	1,516.64
September 30, 2004	1,489.57	1,304.43	1,412.74
December 31, 2004	1,627.46	1,425.21	1,621.12
March 31, 2005	1,603.51	1,464.34	1,482.53
June 30, 2005	1,568.96	1,406.85	1,493.52
September 30, 2005	1,627.19	1,490.53	1,601.66
December 30, 2005	1,709.10	1,521.19	1,645.20
March 31, 2006	1,758.24	1,645.09	1,703.66
June 30, 2006	1,739.20	1,516.85	1,575.23
September 29, 2006	1,661.59	1,451.88	1,654.13
December 31, 2006	1,819.76	1,632.81	1,756.90
March 30, 2007	1,846.34	1,712.94	1,772.36
June 29, 2007	1,944.37	1,773.33	1,934.10
July 2, 2007 through August 3, 2007	2,052.99	1,918.56	1,918.56

CERTAIN U.S. Federal Income Tax Considerations

The following discussion summarizes certain US federal income tax consequences of the purchase, beneficial ownership and disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is:

▪	an individual who is a citizen or resident of the United States for US federal income tax purposes;

▪
a corporation (or other entity that is treated as a corporation for US federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

▪	an estate whose income is subject to US federal income taxation regardless of its source; or

▪
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a “US Holder”).

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

▪	a nonresident alien individual for federal income tax purposes;

▪	a foreign corporation for federal income tax purposes;

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▪	an estate whose income is not subject to federal income tax on a net income basis; or

▪
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase the notes at initial issuance and beneficially own such notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; partnerships or other entities treated as partnerships for U.S. federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes), and this summary does not discuss the tax consequences under the laws of any foreign, state or local taxing jurisdictions. This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes. The following summary was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. The following summary was written in connection with the promotion or marketing by the issuer of the notes. Each holder of a note should seek advice based on its particular circumstances from an independent tax advisor.

Prospective depositors of the notes should consult their tax advisors as to the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the notes.

In General

The issuer intends to treat the notes as indebtedness for U.S. federal income tax purposes and any reports to the IRS and U.S. Holders will be consistent with such treatment, and each note holder will agree to treat the notes as indebtedness for U.S. federal income tax purposes. The discussion that follows is based on that approach. Investors should be aware, however, that the IRS is not bound by the issuer’s characterization of the notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments of the issuer for U.S. federal income tax purposes, then the U.S. federal income tax treatment of owning and disposing of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of the note had the note in fact been treated as a debt instrument of the issuer for U.S. federal income tax purposes.

Tax Treatment of U.S. Holders

The issuer intends to treat the note as a short-term obligation. Under certain Treasury regulations, a short-term obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.

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Under the Treasury regulations, accrual method holders and cash method holders that elect to accrue the discount currently, are required to include discount on a short-term obligation in income as it accrues on a straight line basis, unless they elect to accrue the discount on a constant yield method based on daily compounding. However, the Treasury regulations are unclear as to how the holder of a short-term obligation that provides for contingent interest, such as the notes, should determine the amount of the discount. Under one approach, a U.S. Holder would be required to wait until the maturity of a note to determine the amount of the discount, even if the term of the note spans a taxable year. Under another approach, a U.S. Holder would apply rules analogous to the rules that apply to “contingent payment debt instruments” and would accrue discount at the issuer’s comparable yield (i.e., the yield at which the issuer would issue a fixed-rate noncontingent debt instrument with terms and conditions similar to those of the notes). Under this approach, if the actual discount received is less than the accrued discount based on the comparable yield, then the U.S. Holder would first reduce the discount accrued for the year in which the interest is paid, and any remainder of the difference between the accrued discount and the actual discount received will be treated as an ordinary loss that is not subject to limitations on the deductibility of miscellaneous deductions. Other approaches may be possible. For example, it is possible that the notes could be treated as contingent payment debt instruments as described in the Prospectus Supplement under the heading, “Certain U.S. Federal Income Tax Considerations - Contingent Payment Debt Instruments.” Prospective investors should consult with their tax advisors regarding the appropriate method of accruing the discount on the notes.

Prospective purchasers can obtain the comparable yield by contacting the Structured Products Desk, 452 5th Avenue, New York, New York, 10018 Telephone: (212) 525-8010.

Cash method U.S. Holders that do not elect to accrue the discount should include the payments on the notes in income upon receipt. A cash method U.S. Holder that does not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued interest until it is included in income.

Sale, Exchange, or Disposition of the Notes

Accrual method and cash method U.S. Holders that elect to accrue the discount currently will recognize gain or loss on the sale, exchange or other disposition of the notes, to the extent that the amount realized is more or less than its purchase price, increased by the discount previously accrued by the owner on the notes. Any such gain or loss should generally be capital gain (although if a U.S. Holder has accrued income based on the issuer’s comparable yield, it is possible that any loss may first reduce the discount accrued for the year in which the interest is paid and any remainder of such loss will be treated as an ordinary loss that is not subject to limitations on the deductibility of miscellaneous deductions). The deductibility of capital losses by U.S. Holders is subject to limitations.

In the case of a cash method U.S. Holder that does not elect to accrue the discount in income currently, any gain realized on the notes upon the sale, retirement, or exchange of the notes will be ordinary income to the extent of the discount that has accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and has not previously been included in income through the date of the sale, retirement, or exchange.

Federal Income Tax Treatment of Non-U.S. Holders

Taxation of Interest and Disposition of the Notes

A Non-U.S. Holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note, will not be subject to U.S. federal income or withholding tax in respect of income the notes so long as:

▪	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the issuer’s stock entitled to vote;

▪	the Non-U.S. Holder is not a controlled foreign corporation for federal income tax purposes that is related to the issuer through actual or constructive ownership;

▪	the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business;

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▪
the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8IMY (or successor form) with appropriate attachments, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided an IRS Form W-8IMY and has received documentation upon which it can rely to treat the payment as made to a foreign person; and

▪	the reference asset is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code.

The issuer expects that the reference asset will be treated as actively traded within the meaning of Section 871(h)(4)(C)(v)(I). If any of the above conditions are not met, a 30% withholding tax will apply to a Non-U.S. Holder’s interest income on the notes, unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder. In the latter case, such Non-U.S. Holder will be subject to United States federal income tax with respect to all income from the notes at regular rates applicable to U.S. taxpayers unless an income tax treaty reduces or eliminates such tax, and Non-U.S. Holders that are treated as corporations for federal income tax purposes may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates such branch profits tax.

In general, the gain realized on the sale, exchange or disposition of the notes by a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to the notes unless (i) such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States, or (ii) such Non-U.S. Holder is a nonresident alien individual and is present in the United States for more than 182 days in the taxable year the gain is recognized and certain other conditions are satisfied.

Information Reporting and Backup Withholding.

Information reporting will apply to certain payments on the notes (including interest and OID) and proceeds of the sale of the notes held by a U.S. Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a U.S. Holder if (a) the U.S. Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) the Calculation Agent has been notified by the IRS of an underreporting by such U.S. Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year) or (c) the Calculation Agent has been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on such information return.

Backup withholding will not be required with respect to Non-U.S. Holders, so long as the Calculation Agent has received a correct and complete IRS Form W-8BEN or Form W-8IMY with all of the attachments required by the IRS, signed under penalty of perjury, identifying such Non-U.S. Holder and stating that it is not a United States person. OID with respect to a Non-U.S. Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of the notes by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the payor receives the statement described above. Backup withholding is not an additional tax and may be refunded (or credited against a depositor’s U.S. federal income tax liability, if any), provided, that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such amounts and withholding also may be made available to the tax authorities in the country in which the holder is a resident under the provisions of an applicable income tax treaty or agreement.

The preceding discussion is only a summary of certain of the tax implications of purchasing the notes. Prospective depositors are urged to consult with their own tax advisors prior to purchasing to determine the tax implications of such purchase in light of such depositor’s particular circumstances.

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CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the notes by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts.

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the issuer nor any affiliates of the issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the notes, both of which are necessary preconditions to utilizing this exemption.

Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption or any other statutory or administrative exemption. A fiduciary of a Plan purchasing the notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

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In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state, local or other laws, rules or regulations (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the notes. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the notes will not result in a non-exempt violation of applicable Similar Law.

The sale of notes to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

DISCONTINUANCE OR MODIFICATION OF THE REFERENCE ASSET

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the official closing level of the reference asset using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the value thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of that index does not fairly represent the value of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the value of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the reference asset or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means the Nasdaq Stock Market, Inc. (including its affiliates)

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Summary-Payment at Maturity” on page 2 of this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

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If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] 100% Principal Protected Absolute Return Barrier Notes Linked to the Nasdaq 100® Index August 7, 2007 FREE WRITING PROSPECTUS

TABLE OF CONTENTS

Free Writing Prospectus
Summary	FWP-2
Risk Factors	FWP-4
Illustrative Examples	FWP-5
Description of the Reference Asset	FWP-9
Certain U.S. Federal Income Tax Considerations,	FWP-13
Certain ERISA Considerations	FWP-17
Discontinuance or Modification of the Reference Asset	FWP-18
Events of Default and Acceleration	FWP-18

Prospectus Supplement

Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38

Prospectus

About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

FWP-20